Exhibit 5.1
[GS Letterhead]
November 10, 2008
Teton Energy Corporation

Each of the subsidiaries of Teton Energy Corporation
     set forth in Schedule A hereto,
c/o Teton Energy Corporation
600 Seventeenth Street, Suite 1600 North
Denver, CO 80202

Re:	Teton Energy Corporation
$30,000,000 10.75% Secured Subordinated Convertible Debentures due 2013,
the Common Stock issuable upon Conversion of the Debentures
and the Subordinated Guaranty and Pledge Agreement
Ladies and Gentlemen:
     We have acted as counsel to Teton Energy Corporation, a Delaware corporation (the “Company”), and each of the subsidiaries of the Company as set forth on Schedule A hereto (the “Subsidiary Guarantors”) in connection with the preparation and filing of Post-Effective Amendment No. 2 to the registration statement on Form S-3 (Registration No. 333-153007) (the “Registration Statement”) covering: (i) $30,000,000 in aggregate principal amount of the Company’s 10.75% Secured Subordinated Convertible Debentures due 2013, (the “Debentures”); (ii) 6,347,700 shares of the Company’s common stock, par value $0.001 per share, issuable upon conversion of the Debentures (the “Conversion Shares”); and (iii) the guarantee of the Debentures (and the indebtedness evidenced by the Debentures) granted by the Subsidiary Guarantors (the “Guarantee”), in each case that may be sold from time to time pursuant to Rule 415 under the Securities Act by certain selling securityholders referred to in the prospectus that is part of the Registration Statement.
     The Debentures were issued under an indenture which was entered into between the Company, each of the Company’s Subsidiary Guarantors, and The Bank of New York Mellon Trust Company, N.A., as Trustee, (the “Indenture”) on September 19, 2008. The Guarantee was issued under a subordinated guaranty and pledge agreement (the “Subordinated Guaranty and Pledge Agreement”), as amended from time to time, which was entered into on September 19, 2008 between the Company, each of the Company’s Subsidiary Guarantors, and The Bank of New York Mellon Trust Company, N.A., as successor in interest to Whitebox Advisors, LLC, as agent for the holders of the Debentures, for the benefit of the holders of the applicable Debentures. The Guarantees are binding obligations of each of the Company’s Subsidiary Guarantors.
     In our capacity as counsel to the Company, a Delaware corporation, we have examined the Company’s Certificate of Incorporation and By-laws, as amended to date, and the minutes and other corporate proceedings of the Company. With respect to factual matters, we have relied upon statements and certificates of officers of the Company. We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such examinations we have assumed conformity with the original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents submitted to us as originals and the genuineness of all signatures on all documents submitted to us.
     On the basis of the foregoing, we are of the opinion that the Conversion Shares covered by this Registration Statement have been validly authorized and will, when sold as contemplated by the Registration Statement, be legally issued, fully paid and non-assessable.
     Further, when the actions as hereinafter set forth shall have been taken, we are of the opinion that the Debentures and the Guarantee have been validly authorized and will, when sold as contemplated by the Registration Statement, be legally issued, fully paid and non-assessable and will be binding obligations of the Company and entitled to the benefits of the Indenture or the Subordinated Guaranty and Pledge Agreement, as applicable, enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws and judicial decisions affecting the enforcement of creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity), which laws and decisions do not, in our opinion, make inadequate the remedies of the Indenture or the Subordinated Guaranty and Pledge Agreement:
(a)	The Securities and Exchange Commission shall have entered an appropriate order declaring the Registration Statement effective;

(b)	The Indenture shall have become qualified under the Trust Indenture Act of 1939;

(c)	The Board of Directors of the Company shall have taken appropriate action authorizing the execution and delivery of the Indenture and Subordinated Guaranty and Pledge Agreement, and the same shall have been duly executed and delivered;

(d)	The Board of Directors of the Company shall have authorized the issuance and sale of the Debentures and the Guarantee and the same shall have been authorized by the Board of Directors of the Company or a duly authorized officer of the Company; and

(e)	The Debentures and the Guarantee shall have been appropriately issued, authenticated by the Trustee under the applicable Indenture or the applicable Subordinated Guaranty and Pledge Agreement, and delivered to the purchaser or purchasers thereof and the consideration therefor received by the Company.

     This opinion opines upon the laws of the states of Delaware, New York and Colorado including their respective constitutions, all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws.
     No opinion is expressed herein as to the application of state securities or Blue Sky laws.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (the “Act”) or the rules and regulations of the Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement or prospectus within the meaning of the term “expert” as defined in Section 11 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Gersten Savage LLP
Gersten Savage LLP

EXHIBIT A
Teton Energy Corporation
Subsidiary Guarantors
Teton North America LLC
Teton Piceance LLC
Teton DJ LLC
Teton Williston LLC
Teton Big Horn LLC
Teton DJCO LLC